Exhibit 99.1

Contact:

Derek Cole

Vice President, Investor Relations & Corporate Communications

720.940.2163

derek.cole@arcabiopharma.com

ARCA BIOPHARMA ANNOUNCES PRIVATE PLACEMENT OF $1.75 MILLION

WITH INSTITUTIONAL INVESTORS

Broomfield, CO, December 22, 2011—ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for atrial fibrillation and other cardiovascular diseases, today announced that it has agreed to sell approximately $1.75 million of its common stock and warrants to six institutional investors in a private placement transaction. ARCA will issue an aggregate of approximately 1.67 million shares of common stock to investors together with warrants to purchase approximately 1.25 million shares of common stock. ARCA expects to receive approximately $1.5 million in net proceeds from the transaction.

Each unit, consisting of one share of common stock and a warrant to purchase 0.75 share of common stock, will be sold at a purchase price of $1.05, which is a 22% discount to the consolidated closing bid price of $1.35 for the common stock as reported on the Nasdaq Capital Market on December 21, 2011. The warrants will be exercisable beginning six months after the closing of this transaction, expire 5 years after becoming exercisable and will have an exercise price of $1.485 per share. The closing of the transaction, which is subject to customary closing conditions, is scheduled to occur later today.

The Company will use the net proceeds from the private placement solely for working capital purposes. Roth Capital Partners acted as placement agent for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The securities offered in this private placement will be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended.

Pursuant to a Registration Rights Agreement to be entered into with the investors at the closing of the private placement, the Company will be required to file a registration statement with the U.S. Securities and Exchange Commission covering the resale of the shares of common stock to be issued to the investors as well as the shares of common stock issuable upon exercise of the warrants within 21 days of the closing of the private placement.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment. ARCA is collaborating with Laboratory Corporation of America to develop the companion genetic test for Gencaro. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the ability of genetic variations to predict individual patient response to Gencaro and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2010 and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

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